UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2024

GARTNER, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14443	04-3099750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 10212
56 Top Gallant Road
Stamford, CT 06902-7747
(Address of Principal Executive Offices, including Zip Code)

(203) 964-0096

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0005 par value per share	IT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 26, 2024, the Company entered into a Credit Agreement (the “Credit Agreement”) among the Company, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

The Credit Agreement provides for a $1.0 billion senior unsecured five-year revolving facility. The facility may be increased, at the Company’s option and under certain conditions, by up to an additional $750 million in the aggregate. The facility may be used for revolving loans, and up to $75.0 million may be used for letters of credit. The revolving loans may be borrowed, repaid and re-borrowed until March 26, 2029, at which time all amounts borrowed must be repaid, subject to customary extension mechanics.

On March 26, 2024, the Company borrowed $274.4 million under the Credit Agreement. The initial borrowing was used to refinance the outstanding amounts under the Existing Credit Agreement (as defined in Item 1.02). Additional amounts, if any, borrowed under the Credit Agreement will be used for working capital needs and general corporate purposes of the Company and its subsidiaries, including the funding of acquisitions and investments, payment of capital expenditures and the repurchase of shares.

Loans under the Credit Agreement bear interest at a rate equal to, at the Company’s option, either (i) the greatest of: (x) the Wall Street Journal prime rate; (y) the NYFRB Rate (as defined in the Credit Agreement) plus 0.50%; and (z) Adjusted Term SOFR (as defined in the Credit Agreement) (plus a credit spread adjustment of 0.10%) for a one-month interest period plus 1%, in each case plus an applicable margin equal to between 0.125% and 0.75% depending on the lower rate determined by either (A) the Company’s consolidated leverage ratio as of the end of the four consecutive fiscal quarters most recently ended or (B) the credit rating of the Company’s senior unsecured debt, or (ii) Adjusted Term SOFR (plus a credit spread adjustment of 0.10%) plus an applicable margin equal to between 1.125% and 1.75%, depending on the lower rate determined by either (A) the Company’s leverage ratio as of the end of the four consecutive fiscal quarters most recently ended or (B) the credit rating of the Company’s senior unsecured debt. The commitment fee payable on the unused portion of the facility is equal to between 0.125% and 0.25% based on utilization of the facility. The Company has also agreed to pay customary letter of credit fees.

The Credit Agreement contains certain customary restrictive loan covenants, including, among others, a financial covenant requiring a maximum leverage ratio and covenants limiting the Company’s ability to grant liens, make acquisitions, be acquired and the ability of the Company’s subsidiaries to incur indebtedness. Subsidiaries of the Company are not required to guarantee obligations under the facility, unless such subsidiaries guarantee indebtedness in excess of a threshold set out in the Credit Agreement, subject to certain limitations and exceptions.

The Credit Agreement contains customary events of default that include, among others, non-payment of principal, interest or fees, material inaccuracy of representations and warranties, violation of covenants, cross defaults to certain other indebtedness, bankruptcy and insolvency events, ERISA defaults, material judgments, and events constituting a change of control. The occurrence of an event of default allows the lenders to terminate their obligations to lend under the Credit Agreement and could result in the acceleration of the Company’s obligations under the facility.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

On March 26, 2024, concurrently with the Company’s entry into the Credit Agreement described in Item 1.01 hereof, the Company terminated its existing Credit Agreement, dated as of September 28, 2020 (the “Existing Credit Agreement”), among the Company, as borrower, the lenders party thereto and JPMorgan Chase Bank,

N.A., as administrative agent, which provided for a $400.0 million senior secured five-year term loan facility and a $1.0 billion senior secured five-year revolving facility.

The Existing Credit Agreement contained certain customary restrictive loan covenants, including, among others, a financial covenant requiring a maximum leverage ratio, and covenants that limited or restricted the Company’s ability to grant liens, make acquisitions, be acquired, dispose of assets, pay dividends, repurchase stock, make capital expenditures, make investments and enter into certain transactions with affiliates. All amounts outstanding under the term loan facility were repaid as of March 26, 2024 and no amounts had been outstanding under the revolving credit facility. The Existing Credit Agreement would have expired on September 28, 2025.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On March 26, 2024, in connection with the closing of the Credit Agreement described in Item 1.01 hereof and as a result of the termination of the Existing Credit Agreement described in Item 1.02 hereof, the Company’s subsidiaries that guaranteed the Company’s 4.500% Senior Notes due 2028, 3.625% Senior Notes due 2029 and 3.750% Senior Notes due 2030 (collectively, the “Notes”) were released from their guarantee obligations with respect to the Notes, in each case in accordance with the terms of the relevant indenture pursuant to which such series of the Notes was issued. Additional information regarding the Company’s outstanding debt obligations is provided in Note 6 — Debt in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Credit Amendment, dated as of March 26, 2024, among Gartner, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page for Interactive Data File, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gartner, Inc.

Date: April 1, 2024	By:	/s/ Craig W. Safian
Craig W. Safian Executive Vice President and Chief Financial Officer